                                                                   Exhibit 12(b)



                         JOSEPH E. SEAGRAM & SONS, INC.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges

                                                                                        Transition               Fiscal
                                                         Nine Months Ended             Period Ended             Year Ended
                                                             March 31,                   June 30,              January 31,
                                                       1997            1996                1996                   1996
                                                       ----            ----                ----                   ----
                                                                               (millions)

Earnings before income taxes and minority
interest                                              $ 156            ($64)              ($30)                   $ 84

Add (deduct):
Fixed charges                                           130             146                 72                     169
                                                      -----           -----                ---                    ----

Earnings available for fixed charges                  $ 286           $  82                $42                    $253
                                                      -----           -----                ---                    ----

Fixed charges:
Interest Expense                                      $ 117           $ 128                $65                    $145
Portion of rent expense deemed to represent
interest factor
                                                         13              18                  7                      24
                                                      -----           -----                ---                    ----
Fixed Charges                                         $ 130           $ 146                 72                    $169
                                                      -----           -----                ---                    ----

Ratio of Earnings to Fixed Charges                     2.20x             --(a)              --(b)                 1.50x
                                                      =====           =====                ===                    ====




(a) Fixed charges exceeded earnings by $64 million for the nine months ended March 31, 1996.

(b) Fixed charges exceeded earnings by $30 million for the transition period ended June 30, 1996.